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                                                                    EXHIBIT 99.1

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated February 11, 2005 ("Statement"), with respect to the Class A Common Stock, par value $0.01 per share, of Calamos Asset Management, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 11th day of February, 2005.

                                        CALAMOS FAMILY PARTNERS, INC.


                                        By: /s/ John P. Calamos
                                            ------------------------------------
                                            Name: John P. Calamos
                                            Title: President


                                            /s/ John P. Calamos
                                            ------------------------------------
                                            John P. Calamos


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